Exhibit 16.1

January 12, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the section under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in the Registration Statement on Form S-1 dated January 12, 2015, of Zynerba Pharmaceuticals, Inc. and are in agreement with the statements contained in therein.

Very truly yours,

/s/ Mountjoy Chilton Medley LLP

Mountjoy Chilton Medley LLP